Exhibit 99.1

FOR RELEASE	FOR MORE INFORMATION CONTACT
February 21, 2010	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Corporation Announces Controller Retirement

HOUSTON, February 21, 2010 - Cabot Oil & Gas Corporation (NYSE: COG) today announced that Henry C. Smyth (Chuck), its Vice President, Controller and Treasurer, has elected to retire at the end of the first quarter.

Smyth, age 63, is a 15 year Cabot employee who has served as an officer for the last 13 years. “Chuck has experienced several dramatic changes in the accounting profession over his tenure and has been instrumental in helping the Company navigate the ever changing environment, all while ensuring complete compliance,” stated Dan O. Dinges, Chairman, President and Chief Executive Officer. “His focus on the details and asking the right questions at the right times has always kept us ahead of the curve in terms of reporting. We wish him a joy filled retirement,” commented Dinges.

Replacing Smyth is Todd Roemer who will take over as Controller (Principal Accounting Officer) upon Smyth’s retirement. Roemer joins Cabot after a 14 year career at PricewaterhouseCoopers in the energy practice. “Todd is well versed in the accounting arena and fills a void that will be left by Smyth’s retirement,” said Dinges. “At a time when regulations are evolving rapidly it is great to add an individual that has been on the front line in the public accounting arena.” Roemer is a U.S. Army veteran, Certified Public Accountant and a graduate of The University of Houston – Clear Lake.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer, with its entire resource base located in the continental United States. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

# # #